UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

IMMUNOMEDICS, INC.

(Name of Subject Company)

IMMUNOMEDICS, INC.

(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

452907108

(CUSIP Number of Class of Securities)

Usama Malik
Chief Financial Officer, Chief Business Officer
Immunomedics, Inc.
300 The American Road

Morris Plains, New Jersey 07950
(973) 605-8200

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Adam O. Emmerich
Victor Goldfeld
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

•	The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Immunomedics, Inc. (the “Company”) on September 14, 2020 (including all exhibits attached thereto) is incorporated herein by reference.

•	Announcement to employees (Exhibit 99.1)